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                                                                     Exhibit 1.2

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, dated as of March ___, 2001 (this "Agreement"), by and among WINTER HARBOR, LLC, a Delaware limited liability company (the "Holder" or "Winter Harbor") and COUNSEL COMMUNICATIONS LLC (the "Purchaser" or "Counsel").

                                   WITNESSETH:

         WHEREAS, Holder proposes to sell to Purchaser, and Purchaser proposes to purchase from Holder all of the securities and other convertible instruments as reflected on Exhibit A (the "Owned Securities"), which constitute all of the debt and equity interests in I-Link, Incorporated (the "Company") beneficially owned by Holder, other than the 5,000,000 shares of common stock issued by the Company to Holder pursuant to the Warrant Exchange Agreement between Holder and the Company dated of the date hereof (the "Warrant Exchange Agreement"); and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

            ARTICLE I. AUTHORIZATION AND SALE OF THE OWNED SECURITIES

         1.1 Sale and Purchase of Owned Securities. Upon the terms and subject to the conditions contained herein at the Closing (as hereinafter defined), the Holder shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall be obligated to purchase from the Holder on the terms described herein, the Owned Securities.

                     ARTICLE II. PURCHASE PRICE AND CLOSING

         2.1 Purchase Price. The aggregate purchase price for the Owned Securities to be purchased at the Closing shall be US$5,000,000 (the "Purchase Price").

         2.2 Closing Date. The closing of the purchase and sale of the Owned Securities provided for in Section 1.1 hereof (the "Closing") shall take place at 3:30 p.m. at the offices of the Company on the date hereof.

                     ARTICLE III. REPRESENTATIONS OF HOLDER

         Holder represents and warrants to Counsel, subject to the provisions of
Section 3.9, as follows:

         3.1 Organization and Authority. Holder is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.


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         3.2      Authorization and Binding Obligation. Holder has full power and authority to execute and deliver this Agreement and the assignment documents described in Section 5.1 (this Agreement, together with such other assignment documents being hereinafter referred to, collectively, as the "Holder Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Holder of this Agreement and each other Holder Document have been duly authorized by all necessary action on behalf of the Holder. This Agreement has been, and each other Holder Documents will be at or prior to the Closing, duly executed and delivered by the Holder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Holder Document when so executed and delivered will constitute, legal, valid and binding obligations of the Holder, enforceable against the Holder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.3 Ownership of Stock. Holder owns of record and beneficially the Owned Securities listed as owned by it on Exhibit A, free and clear of any lien, pledge, or other security interest or encumbrance (other than any restrictions under securities laws and restrictions under this Agreement, the I-Link Shareholders Agreement and other than those arising out of the Red Cube AG Claims (as hereinafter defined)). Holder is not a party to any option, warrant, purchase right, or other contract or commitment that requires Holder to sell, transfer, or otherwise dispose of any Owned Securities (other than this Agreement, the I-Link Shareholders Agreement and those arising out of the Red Cube AG Claims (as hereinafter defined)), and, following Closing, Counsel will have no restrictions on its ability to vote or otherwise exercise all rights to title to the Owned Securities being acquired.

         3.4 Voting Authority. Holder is not a party to any voting agreement with respect to any of the Owned Securities other than the I-Link Shareholders Agreement or arising out of the Red Cube AG Securities Purchase Agreement and has not granted a revocable or an irrevocable proxy to any Person with respect to any of the Owned Securities other than the proxy granted to Red Cube, which proxy has been expired or terminated.

         3.5 Absence of Conflicting Agreements; Consents. To the knowledge of Holder the execution, delivery, and performance by Holder of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the limited liability company agreement or certificate of formation of Holder, each as currently in effect; (c) will not conflict with, result in a breach of, or constitute a default under any Legal Requirement; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which Holder is a party or by which Holder may be bound.

         3.6 Disclosure. No representation or warranty of Holder contained in this Agreement contains any untrue statement of a material fact, or omits to state any material fact which is required to be stated therein to make the statements contained herein, in the light of the circumstances in which they were made, not misleading.


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         3.7      No Related Party Transactions. Except as set forth on Schedule
3.7, Holder does not have any interest in any property used in I-Link's business, has no equity or other financial interest in any person that has business dealings with I-Link or a material financial interest in any transaction to which I-Link is a party, other than in the ordinary course of business and at market prices and on market terms, is not engaged in competition with I-Link, is not party to any contract with I-Link, and does not have any claim or right against I-Link

         3.8 Litigation. Other than any Legal Proceeding with Red Cube International AG ("Red Cube AG"), there are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

         3.9 Exclusion. Counsel has been appraised of that certain Securities Purchase Agreement by and among Winter Harbor, KPR Finanz-Und Verwlatungs AG ("KPR") and Red Cube AG, dated August 30, 2000 (as amended, the "Red Cube AG Securities Purchase Agreement"), Winter Harbor's termination thereof and Red Cube AG and KPR's allegation regarding their purported rights to the Covered Securities pursuant thereto. No representation, warranty or statement, express or implied, made by or on behalf of Winter Harbor shall be deemed to be false or misleading or shall form the basis of any claim against Winter Harbor, its directors, officers, agents or shareholders, except for indemnity claims pursuant to Section 6.3 hereof, as a result of any claim of any kind or nature made by or on behalf of Red Cube AG, KPR or their respective Affiliates, officers, directors, agents, employees, creditors or shareholders (a "Red Cube AG Claim").

          ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser hereby represents and warrants to Holder that:

         4.1 Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (this Agreement, together with such other agreements, documents, instruments and certificates being hereinafter referred to, collectively, as the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each other Purchaser Document have been duly authorized by all necessary action on behalf of the Purchaser. This Agreement has been, and each other Purchaser Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchasers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


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         4.2      Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

         4.3 Red Cube Litigation. Nothing in this Agreement shall be construed to assign, affect, or release any claim, right of recovery or amounts due to Winter Harbor from Red Cube AG, KPR or any of their respective parent entities, subsidiaries, Affiliates, officers, directors, shareholders, agents or employees or any person or entity acting in concert therewith (the "Red Cube AG Defendants"). Counsel shall, at Winter Harbor's sole expense, render all reasonable assistance in the prosecution of any claims by Winter Harbor against Red Cube AG, KPR or the Red Cube AG Defendants.

         4.4 Absence of Conflicting Agreements; Consents. To the knowledge of Purchaser the execution, delivery, and performance by Purchaser of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the limited liability company agreement or certificate of formation of Purchaser, each as currently in effect;
(c) will not conflict with, result in a breach of, or constitute a default under any Legal Requirement; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which Purchaser is a party or by which Purchaser may be bound.

         4.5 Disclosure. No representation or warranty of Purchaser contained in this Agreement contains any untrue statement of a material fact, or omits to state any material fact which is required to be stated therein to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

                      ARTICLE V. DOCUMENTS TO BE DELIVERED

         5.1 Deliveries by the Holder to the Purchaser at the Closing. The Holder shall deliver, or shall cause to be delivered, to the Purchaser certificates representing the Owned Securities (to the extent such Securities are certificated), together with duly executed assignments separate from certificate in form and substance sufficient to effectuate the transfer of the Owned Securities to the Purchaser, free and clear of any lien, pledge, or other security interest or encumbrance (other than any restrictions under securities laws and restrictions under this Agreement and the I-Link Shareholders Agreement and other than Red Cube A.G. Claims).

         5.2 Deliveries by the Purchaser at the Closing. The Purchaser shall pay at the Closing to the Holder the Purchase Price by wire transfer of immediately available funds.

                          ARTICLE VI. INDEMNIFICATION

         6.1      Indemnification.


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                  Subject to Section 6.3, the Holder hereby agrees to indemnify and hold the Purchaser and its respective directors, officers, employees, agents, successors, assigns and their affiliates (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all losses, liabilities, obligations, damages, claims, judgments, assessments, penalties, costs and expenses, including reasonable attorneys' and other professionals' fees and disbursements paid by either the indemnified or indemnifying party (collectively, "Losses") based upon, attributable to or resulting from the breach of any representation, warranty or covenant of the Holder set forth herein.

                  (a) The Purchaser hereby agrees to indemnify and hold the Holder and its directors, officers, employees, agents and successors (collectively, the "Holder Indemnified Parties") harmless from and against any and all Losses based upon, attributable to or resulting from the breach of any representation, warranty or covenant of the Purchaser set forth herein.

         6.2      Indemnification Procedures.

                  In the event that any third-party legal proceedings shall be instituted or any third-party claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 6.1 or Section
6.3 hereof, the indemnified party shall promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, in its sole discretion, to be represented by counsel of its choice, and to thereby assume the defense of, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to assume the defense of, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days of receipt of written notice of the assertion of a Claim (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party and the escrow agent under the escrow agreement of even date herewith between the Holder, the Purchaser and such escrow agent notice of any Losses pursuant to this Agreement with respect to such matter.


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                  Except with respect to the determination of an Escrow
Termination Event (as hereinafter defined), the failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

         6.3      Escrow.

                  (a) Upon receipt thereof, Winter Harbor shall deposit in an interest bearing escrow (the "Escrow") the Purchase Price and those securities issued to Winter Harbor pursuant to the Securities Exchange Agreement (such securities and any additional or other shares or securities or property into which such securities are converted or for which such securities are exchanged including through any reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or other transaction being the "Issued Securities"). The Escrow shall terminate, and the remaining contents thereof transferred to Winter Harbor, free and clear of any claim, liens, encumbrances by Purchaser or any Purchaser Indemnified Party, upon the first occurrence of an Escrow Termination Event. An Escrow Termination Event shall have occurred upon the earlier of (i) the end of the 540th day after the date of this Agreement, if during such period no Red Cube AG Claim premised upon the Red Cube AG Securities Purchase Agreement has been initiated (other than a claim in connection with the mediation currently pending before the American Arbitration Association), and (ii) the final resolution or settlement of all claims brought against Winter Harbor or Purchaser before the 540th day after the date of this Agreement that could result in potentially indemnifiable losses related to any Red Cube AG Claim.

                  (b) Winter Harbor and Purchaser acknowledge that as a result of the transaction contemplated by this Agreement, there is a risk that Purchaser or a Purchaser Indemnified Party may be exposed to (i) Losses resulting from a determination and order by a court of competent jurisdiction, arbitral panel or other adjudicatory entity that, pursuant to the Red Cube AG Securities Purchase Agreement, Red Cube AG is entitled to the transfer of ownership from Purchaser of all or substantially all the Covered Securities (a "Specific Performance Claim") or (ii) Losses premised upon the Red Cube AG Securities Purchase Agreement and which arise from a Red Cube AG Claim which is not a Specific Performance Claim (a "Red Cube Damage Claim"). If, prior to the occurrence of an Escrow Termination Event, Purchaser or a Purchaser Indemnified Person gives notice of a Specific Performance Claim or a claim under Section 6.1(a) above, then Winter Harbor shall, solely out of and up to a maximum of the Issued Securities and Purchase Price deposited in the Escrow, indemnify and hold harmless Purchaser and Purchaser Indemnified Person from all Losses arising out of such Specific Performance Claim or claim under Section 6.1(a) above. If, prior to the occurrence of an Escrow Termination Event, Purchaser or a Purchaser Indemnified Person gives notice of a Red Cube Damage Claim, then Winter Harbor shall, solely out of and up to a maximum of the Issued Securities


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                           deposited in the Escrow, indemnify and hold harmless
                           Purchaser and Purchaser Indemnified Person from all Losses arising out of such Red Cube Damage Claim. Winter Harbor's total aggregate liability for all Specific Performance Claims and all claims under
                           Section 6.1(a) above shall not exceed the loss of its right to the Issued Securities and Purchase Price deposited in the Escrow. Winter Harbor's total aggregate liability for all Red Cube Damage Claims shall not exceed the loss of its right to the Issued Securities deposited in the Escrow.

                  (c) All Losses properly due a Purchaser or Purchaser Indemnified Person pursuant to this Section 6.3,
                           Section 6.1 and Section 6.2 (including, without limitation, reimbursement of attorneys' or other professional fees arising out of article VI of this Agreement) shall first be satisfied by transferring to Purchaser or the applicable Purchaser Indemnified Party a number of Issued Securities determined by dividing the applicable Loss by the then current market price (as calculated by the average closing price for I-Link common stock for the most recent ten
                           (10) days upon which such securities traded) of such shares. In the event that the total number of Issued Securities then deposited in the Escrow is insufficient to satisfy the applicable Losses, and solely where such Losses arise exclusively and solely from a Red Cube Specific Performance Claim or from a claim under Section 6.1(a), any shortfall shall be satisfied by transferring to the Purchaser or applicable Purchaser Indemnified Person, a portion, up to a maximum of the total Purchase Price, of the cash proceeds then deposited in the Escrow.

         6.4 Tax Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

         6.5 Settlement of Specific Performance Claims. Holder hereby agrees it shall not enter into any agreement to settle any Specific Performance Claim that would attempt to transfer to any other party any right, title to or interest in or to the Owned Securities from Purchaser.

                           ARTICLE VII. MISCELLANEOUS

         7.1      Certain Definitions.

         For purposes of this Agreement, the following terms shall have the meanings specified in this Section 7.1:

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

"Legal Requirement" means applicable common law and any applicable law, statute, regulation, rule, ordinance, order, administrative order, treaty, standard, decree or judgment enacted, adopted, or promulgated by any governmental authority and having the full force and effect of law.

         "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.


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         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         7.2      Survival of Representations and Warranties; Covenants.

                  (a) Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto, through the period until the applicable statute of limitations is reached.

                  (b) Covenants. All covenants and agreements of the parties herein shall survive the consummation of the transactions contemplated hereby.

         7.3 Specific Performance. Holder acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Holder under this Agreement, including, without limitation, the Holder's obligation to sell the Owned Securities to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         7.4 Other Assurances. The Holder and the Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be necessary for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         7.5      Submission to Jurisdiction; Consent to Service of Process.

                  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY A JURY. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 7.8 hereof.

         7.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Holder.

         7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         7.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to the Holder:

                  Winter Harbor, LLC
                  11400 Skipwith Lane
                  Potomac, Maryland 20854-1639
                  Attention: Ralph W. Hardy, Jr.

                  With a copy to:

                  Dow, Lohnes & Albertson, PLLC
                  1200 New Hampshire Avenue, NW
                  Suite 800
                  Washington, DC  20036-6802
                  Attention: David D. Wild
                  Facsimile: (202) 776-2222

                  If to a Purchaser, to:

                  Counsel Corporation (US)
                  280 Park Avenue
                  West Building, 28th Floor
                  New York, NY 10017
                  Attention: Chief Executive Officer
                  Facsimile: (212) 286-5000

                  With a copy to:

                  Harwell Howard Hyne Gabbert & Manner, PC
                  1800 First American Center
                  Nashville TN 37238
                  Attention: Mark Manner
                  Facsimile: (615) 251-1056

         7.9 Consequential or Special Damages. No party hereto shall be entitled to any consequential or special damages. All liabilities related to or arising under this Agreement, including all obligations of indemnity hereunder, shall be limited to the maximum amount set forth in Section 6.3(b) herein.

         7.10 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

         7.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights and obligations under this Agreement (including, without limitation, such Purchaser's rights to purchase the Owned Securities and to seek indemnification hereunder) to any affiliate of Purchaser and may transfer its rights and obligations under this Agreement, upon obtaining consent of Holder (which shall not be unreasonably withheld) to any key employee(s) or personnel of Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchasers shall also apply to any such assignee unless the context otherwise requires.

         7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                          THE HOLDER

                          WINTER HARBOR, LLC

                          By: First Media, L.P., its member

                              By: First Media Corporation, its general partner


                              By:
                                 -----------------------------------------------
                              Name:
                              Title:

                          THE PURCHASER

                          COUNSEL COMMUNICATIONS LLC


                          By:
                             ---------------------------------------------------
                             Name:
                             Title:

                                    Exhibit A

1. 4,400 shares of Series M Preferred Stock and all accrued dividends thereon"

2.       14,400 shares of Series N Preferred Stock

3. Promissory Notes, in the aggregate principal amount of $7,768,000, dated January 26, 1998, February 23, 1998, March 3, 1998, March 24, 1998, May 13, 1998, May 29, 1998 which were converted into 4,122 shares of Series M Preferred Stock

* Holder makes no representations hereunder as to the number of shares issued as accrued dividends on the Series M Preferred Stock.